NEWS RELEASE

Contact: Alliance Data
Julie Prozeller – Investors/Analysts
Financial Dynamics
212-850-5721
alliancedata@fd.com

Shelley Whiddon – Media
972-348-4310
shelley.whiddon@alliancedata.com

ALLIANCE DATA’S CANADIAN LOYALTY BUSINESS ANNOUNCES NEW SPONSOR AGREEMENT WITH THE ONTARIO
POWER AUTHORITY

Agreement Represents Expansion of AIR MILES® Offering In Energy Sector

DALLAS, Texas (June 22, 2010) — Alliance Data Systems Corporation (NYSE: ADS), a leading provider of loyalty and marketing solutions derived from transaction-rich data, announced an innovative energy conservation campaign with the Ontario Power Authority (OPA) and Alliance Data’s Canadian AIR MILES® Reward Program. The Ontario Power Authority (OPA) was established by the Electricity Restructuring Act, 2004 and is responsible for ensuring a reliable, cost-effective and sustainable supply of electricity for Ontario. Its key areas of focus are coordinating conservation programs across the province, planning the power system for the long term and ensuring the development of needed generation resources.

The OPA’s Ontario-wide Power Pledge campaign promotes simple conservation actions that reduce electricity use, save money, and help protect the environment. This year, AIR MILES reward miles are being offered to Ontario residents as an incentive to sign-up to the OPA’s Power Pledge campaign. Since its launch just 10 weeks ago this initiative has more than doubled the pledge results of last year’s entire campaign.

The AIR MILES Reward Program is Canada’s premier coalition loyalty program. More than 10 million active Collector accounts, representing approximately two-thirds of all Canadian households, actively participate in the Program. The AIR MILES Reward Program allows Collectors to earn a wide variety of rewards, including a distinct range of strictly accredited environmental lifestyle rewards, simply by doing their everyday shopping for products and services at AIR MILES Sponsors.

“Partnering with organizations like the OPA is not only the right thing to do, but helps to contribute to the appeal of the AIR MILES brand and increase issuance in non-traditional sectors,” said Bryan Pearson, president of Alliance Data’s LoyaltyOne business. “When Canadians receive reward miles for making favorable environmental choices, their trust in our currency is strengthened — and that is very important to the future of the brand. Successful social change initiatives, such as the current OPA Power Pledge campaign, demonstrate the effectiveness and efficiency gains that can be directly attributed to the reach and influence of AIR MILES across the country. In particular, conservation and the energy sector represent a significant area of consumer spend, and it offers future growth opportunities for our program. We have and will continue to look for more opportunities to partner with the public sector in order to inspire and promote positive social change while also enhancing the relevance of our loyalty program amongst all Canadians.”

About LoyaltyOne™
LoyaltyOne works with more than 100 of North America’s leading brands in the retail, financial services, grocery, petroleum retail, travel, and hospitality industries to profitably change customer behavior.  Through a team of businesses including Canada’s AIR MILES Reward Program, COLLOQUY, Precima, LoyaltyOne Consulting and Direct Antidote, LoyaltyOne designs, delivers, and manages a suite of loyalty marketing services — consumer data, customer-centric retail strategies, direct-to-consumer marketing, loyalty consulting, and more.  LoyaltyOne is part of the Alliance Data family of companies. For over 30 years, Alliance Data has helped its clients build more profitable, more loyal relationships with their customers.  More information is available at www.loyalty.com.

About Alliance Data
Alliance Data (NYSE:  ADS) and its family of businesses is a leading provider of loyalty and marketing solutions derived from transaction-rich data.  Through the creation and deployment of customized solutions that measurably change consumer behavior, Alliance Data helps its clients to create and enhance customer loyalty to build stronger, mutually beneficial relationships with their customers. The Company manages millions of customer relationships for some of North America’s largest and most recognizable brands, helping them grow their businesses and drive profitability. Headquartered in Dallas, Alliance Data employs approximately 7,000 associates at approximately 50 locations worldwide.  Alliance Data is a leading provider of marketing-driven credit solutions, and is the parent company of Epsilon®, a leading provider of multi-channel, data-driven technologies and marketing services, and LoyaltyOne™, which owns and operates the AIR MILES® Reward Program, Canada’s premier coalition loyalty program.  For more information about the company, visit its web site, www.AllianceData.com

Alliance Data’s Safe Harbor Statement/Forward Looking Statements

This release may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such statements may use words such as “anticipate,” “believe,” “estimate,” “expect,” “intend,” “predict,” “project” and similar expressions as they relate to us or our management. When we make forward-looking statements, we are basing them on our management’s beliefs and assumptions, using information currently available to us. Although we believe that the expectations reflected in the forward-looking statements are reasonable, these forward-looking statements are subject to risks, uncertainties and assumptions, including those discussed in our filings with the Securities and Exchange Commission.

If one or more of these or other risks or uncertainties materialize, or if our underlying assumptions prove to be incorrect, actual results may vary materially from what we projected. Any forward-looking statements contained in this presentation reflect our current views with respect to future events and are subject to these and other risks, uncertainties and assumptions relating to our operations, results of operations, growth strategy and liquidity. We have no intention, and disclaim any obligation, to update or revise any forward-looking statements, whether as a result of new information, future results or otherwise.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: Statements in this presentation regarding Alliance Data Systems Corporation’s business which are not historical facts are “forward-looking statements” that involve risks and uncertainties. For a discussion of such risks and uncertainties, which could cause actual results to differ from those contained in the forward-looking statements, see “Risk Factors” in the Company’s Annual Report on Form 10-K for the most recently ended fiscal year. Risk factors may be updated in Item 1A in each of the Company’s Quarterly Reports on Form 10-Q for each quarterly period subsequent to the Company’s most recent Form 10-K.

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